Exhibit 99.1

Reynolds Consumer Products Reports Second Quarter 2022 Financial Results

Continued Pricing Significantly Offsetting Cost Increases

Market Share Remains Strong

Stepping Up Advertising & Promotion

Expanding Reyvolution Cost Savings

LAKE FOREST, IL, August 9, 2022 – (BUSINESSWIRE) – Reynolds Consumer Products Inc. (“Reynolds,” “RCP” or the “Company”) (Nasdaq: REYN) today reported results for the second quarter ended June 30, 2022.

Second Quarter 2022 Highlights

•	Net Revenues of $917 million, up 5% over Q2 prior year net revenues
•	Net Income of $52 million; Adjusted Net Income of $54 million
•	Adjusted EBITDA of $118 million
•	Earnings Per Share of $0.25; Adjusted Earnings Per Share of $0.26

Net revenues increased 5% over second quarter 2021 net revenues, driven by price increases, partially offset by a decline in volume.  Net income was $52 million, down 35% versus last year’s second quarter net income, and Adjusted EBITDA was $118 million, down 20% versus last year’s second quarter Adjusted EBITDA.  The decline in Adjusted EBITDA was driven by lower volume primarily due to declines in foil consumption as well as higher material, manufacturing, logistics and advertising costs, which were significantly offset by price increases across our entire portfolio.

“We narrowed the gap between pricing and cost increases in the second quarter and delivered earnings in line with our expectations in spite of slowing demand for foil,” said Lance Mitchell, President and Chief Executive Officer.  “The Reynolds Cooking & Baking business unit’s second quarter earnings were down due to lower foil consumption and higher aluminum costs in inventory.  We are taking corrective promotional price actions to improve foil trends and have seen consumption declines moderate since late June.  We also expect a substantial improvement in Reynolds Cooking & Baking margins during the fourth quarter as we ship foil reflecting lowering aluminum costs.  Our cumulative pricing actions and easing commodity costs position us for increasing investment in our categories which we expect will deliver margin improvement in the fourth quarter and full recovery of pre-pandemic profitability in 2023.”

Reynolds Cooking & Baking

•	Net revenues decreased $9 million, or 3%
•	Adjusted EBITDA decreased $23 million, or 39%

Net revenues decreased 3% as price increases were more than offset by lower foil consumption and reroll volume.  Lower volume drove the majority of the Adjusted EBITDA decrease.  Material, manufacturing and logistics cost increases in excess of price increases also contributed to the Adjusted EBITDA decrease.

Volume decreased 19% driven primarily by lower foil consumption and reroll volume.  Timing of retailer replenishment also impacted shipments early in the quarter.

Category volume in key categories including parchment, bakeware, foil and cooking bags remains above pre-pandemic levels. Reynolds Wrap volume declines have begun moderating since late June with increased promotions.  Reynolds Cooking & Baking also continues to see benefits from product introductions, including Reynolds Wrap Everyday Non-stick Foil, Reynolds Kitchens Unbleached Parchment and Reynolds Kitchens Butcher Paper.

Hefty Waste & Storage

•	Net revenues increased $18 million, or 8%
•	Adjusted EBITDA increased $1 million, or 2%

Net revenues increased 8% as price increases more than offset a volume decline.  Adjusted EBITDA increased 2% as price increases offset higher material, manufacturing, and logistics costs as well as higher advertising costs.

Volume decreased 3% driven by lower waste and food bag usage as consumers spend less time at home.

The Hefty brand was recognized by Ad Age as one of 20 brands gaining Gen Z love in 2022 and was the only major waste bag brand that grew both retail dollar sales and volume in the first half, driven by innovation and base trends, according to IRI.  Hefty Fabuloso® was a major driver, extending into high count large black bag packs and new 4 and 8 gallon items and growing to nearly $100 million in annual retail sales in the quarter.

Hefty Energy Bag remains the official residential collection program of hard-to-recycle plastics in the U.S. and is expanding to Chattanooga, Tennessee this month.

Hefty Tableware

•	Net revenues increased $23 million, or 11%
•	Adjusted EBITDA decreased $20 million, or 44%

Net revenues increased 11% driven by price increases.  Adjusted EBITDA decreased 44% as pricing lagged increases in material, manufacturing and logistics costs as well as higher advertising costs.

Volume was flat as gains for Hefty disposable plates and private label party cups were offset by declines in other disposable tableware.

Hefty Compostable Printed Paper Plates were introduced, and Hefty ECOSAVE™ was a major source of growth again in the quarter.

Presto Products

•	Net revenues increased $8 million, or 6%
•	Adjusted EBITDA increased $4 million, or 19%

Net revenues increased 6% as price increases were partially offset by lower volume.  Adjusted EBITDA increased 19% driven by timing of pricing actions to recover higher material, manufacturing, and logistics costs, partially offset by lower volume.

Volume decreased 7% driven by lower waste and food bag usage.

Presto maintained strong share of private label food bags, and new products remained a major source of growth.

Year to Date 2022 Highlights

•	Net Revenues of $1,762 million, up 8% over prior year net revenues
•	Net Income of $104 million; Adjusted Net Income of $109 million
•	Adjusted EBITDA of $230 million
•	Earnings Per Share of $0.50; Adjusted Earnings Per Share of $0.52

Net revenues increased 8%, driven by price increases, partially offset by lower volume.  Net income decreased 32%, and Adjusted EBITDA decreased 20%, reflecting lower volume and the impact of price increases lagging increases in material, manufacturing and logistics costs as well as higher advertising costs.

Balance Sheet and Cash Flow Highlights

•	At June 30, 2022, our cash and cash equivalents were $101 million, and our outstanding debt was $2,101 million, resulting in net debt of $2,000 million.
•	Capital expenditures were $56 million for the six months ended June 30, 2022 compared to $73 million in the prior year period.

Fiscal Year, Third Quarter and Fourth Quarter Outlook

The Company now expects the following results for its fiscal year ending December 31, 2022:

•	Net revenues to be in the range of 8% to 11% growth on $3,556 million in the prior year driven by price increases and volume down mid single digits
•	Net Income to be in the range of $269 million to $292 million; Adjusted Net Income to be in the range of $278 million to $301 million
•	Adjusted EBITDA to be in the range of $560 million to $590 million
•	Earnings Per Share to be in the range of $1.28 to $1.39 per share; Adjusted Earnings Per Share to be in the range of $1.32 to $1.43 per share

The Company also expects Net Debt to be $1.9 billion to $2.0 billion at December 31, 2022.

The Company assumes additional elasticity to its expectations from May 2022 and that it effectively manages staffing, third-party manufacturing and logistics related disruptions.

The Company estimates 2022 cost pressures of approximately $525 million (previously approximately $450 million).  Commodity rates are assumed stable-to-easing versus end of July levels.

The Company also expects the following results for its third quarter ending September 30, 2022:

•	Net revenues to grow 8% to 12% on $905 million in the prior year driven by price increases and an estimated low to mid single digit volume decline
•	Net Income to be in the range of $43 million to $51 million; Adjusted Net Income to be in the range of $45 million to $53 million
•	Adjusted EBITDA to be in the range of $110 million to $120 million
•	Earnings Per Share to be in the range of $0.20 to $0.24 per share; Adjusted Earnings Per Share to be in the range of $0.21 to $0.25 per share

The Company also expects the following results for its fourth quarter ending December 31, 2022:

•	Net revenues to grow 9% to 17% on $1,021 million in the prior year driven by price increases and flat to slightly down volume
•	Net Income to be in the range of $122 million to $137 million; Adjusted Net Income to be in the range of $124 million to $139 million
•	Adjusted EBITDA to be in the range of $220 million to $240 million
•	Earnings Per Share to be in the range of $0.58 to $0.65 per share; Adjusted Earnings Per Share to be in the range of $0.59 to $0.66 per share

“Our pricing actions have significantly offset cost increases in the second quarter, and we have announced additional price increases to enable full recovery of material, manufacturing and logistics cost increases,” said Michael Graham, Chief Financial Officer.  “The combination of these price increases and easing commodity costs represents increasing flexibility to invest in our categories, substantial expected margin expansion in the fourth quarter and a strong foundation for additional margin expansion and full recovery of pre-pandemic profitability in 2023.  We are also expanding Reyvolution cost savings objectives and have identified multiple opportunities for further gains in efficiencies and profitability.”

Quarterly Dividend

The Company’s Board of Directors has approved a quarterly dividend of $0.23 per common share. The Company expects to pay this dividend on August 31, 2022, to shareholders of record as of August 17, 2022.

Conference Call and Webcast Presentation

The Company will host a conference call to discuss these results at 7:00 a.m. Central Time (8:00 a.m. Eastern Time) on Tuesday, August 9, 2022.  Investors interested in participating in the live call can dial 877-423-9813 from the U.S. and 201-689-8573 internationally.  A telephone replay will be available approximately two hours after the call concludes through Tuesday, August 23, 2022, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13726944.

There will also be a simultaneous, live webcast available on the Investors section of the Company’s website at www.reynoldsconsumerproducts.com. The webcast will be archived for 30 days.

About Reynolds Consumer Products Inc.

RCP’s mission is to simplify daily life so consumers can enjoy what matters most. RCP is a market-leading consumer products company with a presence in 95% of households across the United States. RCP produces and sells products across three broad categories: cooking products, waste and storage products and tableware; that are sold under iconic brands such as Reynolds and Hefty, as well as under store brands that are strategically important to RCP’s customers. Overall, across both branded and store brand offerings, RCP holds the #1 or #2 U.S. market share position in the majority of product categories in which it participates.

Note to Investors Regarding Forward Looking Statements

This press release contains statements reflecting our views about our future performance that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including our third quarter, fourth quarter and fiscal year 2022 guidance. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “intends,” “outlook,” “forecast”, “committed,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “model”, “assumes,” “confident,” “potential” or “continue,” the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions about us, may include projections of our future financial performance, our anticipated growth, management of costs and other disruptions and other strategies, and anticipated trends in our business, including expected levels of commodity costs and volume. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements, including but not limited to the risk factors set forth in our most recent Annual Report on Form 10-K.

For additional information on these and other factors that could cause our actual results to materially differ from those set forth herein, please see our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

REYN-F

Contact

Investors

Mark Swartzberg

Mark.Swartzberg@reynoldsbrands.com

(847) 482-4081

Media

Hannah Wright

ReynoldsPR@icrinc.com

(203) 682-8287

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Income

(amounts in millions, except for per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Net revenues	$896	$847	$1,714	$1,579
Related party net revenues	21	26	48	50
Total net revenues	917	873	1,762	1,629
Cost of sales	(733)	(665)	(1,410)	(1,229)
Gross profit	184	208	352	400
Selling, general and administrative expenses	(91)	(89)	(174)	(167)
Other expense, net	(7)	(2)	(12)	(5)
Income from operations	86	117	166	228
Interest expense, net	(16)	(12)	(28)	(24)
Income before income taxes	70	105	138	204
Income tax expense	(18)	(25)	(34)	(50)
Net income	$52	$80	$104	$154
Earnings per share:
Basic	$0.25	$0.38	$0.50	$0.73
Diluted	$0.25	$0.38	$0.50	$0.73
Weighted average shares outstanding:
Basic	209.9	209.8	209.8	209.7
Diluted	209.9	209.9	209.9	209.8

Reynolds Consumer Products Inc.

Condensed Consolidated Balance Sheets

(amounts in millions, except for per share data)

	(Unaudited) As of June 30, 2022	As of December 31, 2021
Assets
Cash and cash equivalents	$101	$164
Accounts receivable (net of allowance for doubtful accounts of $1 and $1)	259	316
Other receivables	8	12
Related party receivables	8	10
Inventories	734	583
Other current assets	38	19
Total current assets	1,148	1,104
Property, plant and equipment (net of accumulated depreciation of $791 and $752)	684	677
Operating lease right-of-use assets, net	63	55
Goodwill	1,879	1,879
Intangible assets, net	1,046	1,061
Other assets	39	36
Total assets	$4,859	$4,812
Liabilities
Accounts payable	$277	$261
Related party payables	46	38
Current portion of long-term debt	25	25
Accrued and other current liabilities	171	160
Total current liabilities	519	484
Long-term debt	2,076	2,087
Long-term operating lease liabilities	52	46
Deferred income taxes	352	351
Long-term postretirement benefit obligation	50	50
Other liabilities	34	38
Total liabilities	$3,083	$3,056
Stockholders’ equity
Common stock, $0.001 par value; 2,000 shares authorized; 210 shares issued and outstanding	—	—
Additional paid-in capital	1,383	1,381
Accumulated other comprehensive income	20	10
Retained earnings	373	365
Total stockholders' equity	1,776	1,756
Total liabilities and stockholders' equity	$4,859	$4,812

Reynolds Consumer Products Inc.

Condensed Consolidated Statements of Cash Flows

(amounts in millions)

	Six Months Ended
	June 30,
	2022	2021
Cash provided by operating activities
Net income	$104	$154
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	57	53
Deferred income taxes	(3)	(4)
Stock compensation expense	4	3
Change in assets and liabilities:
Accounts receivable, net	57	(40)
Other receivables	4	3
Related party receivables	3	—
Inventories	(151)	(163)
Accounts payable	22	54
Related party payables	8	(6)
Income taxes payable / receivable	(2)	(14)
Accrued and other current liabilities	12	(22)
Other assets and liabilities	(14)	—
Net cash provided by operating activities	101	18
Cash used in investing activities
Acquisition of property, plant and equipment	(56)	(73)
Net cash used in investing activities	(56)	(73)
Cash used in financing activities
Repayment of long-term debt	(12)	(112)
Dividends paid	(96)	(96)
Net cash used in financing activities	(108)	(208)
Net decrease in cash and cash equivalents	(63)	(263)
Cash and cash equivalents at beginning of period	164	312
Cash and cash equivalents at end of period	$101	$49

Cash paid:
Income taxes	37	67

Reynolds Consumer Products Inc.

Segment Results

(amounts in millions)

	Reynolds Cooking & Baking	Hefty Waste & Storage	Hefty Tableware	Presto Products	Unallocated(1)	Total
Revenues
Three Months Ended June 30, 2022	$294	$238	$240	$150	$(5)	$917
Three Months Ended June 30, 2021	303	220	217	142	(9)	873
Six Months Ended June 30, 2022	562	466	450	292	(8)	1,762
Six Months Ended June 30, 2021	574	414	386	268	(13)	1,629
Adjusted EBITDA
Three Months Ended June 30, 2022	$36	$46	$25	$25	$(14)	$118
Three Months Ended June 30, 2021	59	45	45	21	(22)	148
Six Months Ended June 30, 2022	64	91	48	44	(17)	230
Six Months Ended June 30, 2021	111	90	79	38	(30)	288

(1)

The unallocated net revenues include elimination of intersegment revenues and other revenue adjustments. The unallocated Adjusted EBITDA represents the combination of corporate expenses which are not allocated to our segments and other unallocated revenue adjustments.

Components of Change in Net Revenues for the Three Months Ended June 30, 2022 vs. the Three Months Ended June 30, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	16%	(19)%	(3)%
Hefty Waste & Storage	11%	(3)%	8%
Hefty Tableware	11%	—	11%
Presto Products	13%	(7)%	6%
Total RCP	14%	(9)%	5%

Components of Change in Net Revenues for the Six Months Ended June 30, 2022 vs. the Six Months Ended June 30, 2021

	Price	Volume/Mix	Total
Reynolds Cooking & Baking	14%	(16)%	(2)%
Hefty Waste & Storage	12%	1%	13%
Hefty Tableware	13%	4%	17%
Presto Products	14%	(5)%	9%
Total RCP	13%	(5)%	8%

Use of Non-GAAP Financial Measures

We use non-GAAP financial measures “Adjusted EBITDA,” “Adjusted Net Income,” “Adjusted Earnings Per Share,” and “Net Debt” in evaluating our past results and future prospects. We define Adjusted EBITDA as net income calculated in accordance with GAAP, plus the sum of income tax expense, net interest expense, depreciation and amortization and further adjusted to exclude IPO and separation-related costs. We define Adjusted Net Income and Adjusted Earnings Per Share as Net Income and Earnings Per Share calculated in accordance with GAAP, plus the sum of IPO and separation-related costs.  We define Net Debt as the current portion of long-term debt plus long-term debt less cash and cash equivalents.

We present Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans and make strategic decisions. In addition, our chief operating decision maker uses Adjusted EBITDA of each reportable segment to evaluate the operating performance of such segments. We use Adjusted Net Income and Adjusted Earnings Per Share as supplemental metrics to evaluate our business’ performance in a way that also considers our ability to generate profit without the impact of certain items. We use Net Debt as we believe it is a more representative measure of our liquidity.  Accordingly, we believe presenting these metrics provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors.

Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP financial measures presented by other companies.

Guidance for fiscal year, third quarter and fourth quarter 2022, where adjusted, is provided on a non-GAAP basis. The Company cannot reconcile its expected Adjusted EBITDA to expected Net Income under “Fiscal Year, Third Quarter and Fourth Quarter Outlook” without unreasonable effort because certain items that impact net income and other reconciling metrics are out of the Company's control and/or cannot be reasonably predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.  In addition, the Company cannot reconcile its expected Net Debt to expected total debt without reasonable effort because certain items that impact total debt and other reconciling metrics are out of the Company’s control and/or cannot be reasonable predicted at this time, which unavailable information could have a significant impact on the Company’s GAAP financial results.

Please see reconciliations of Non-GAAP measures used in this release (with the exception of our third quarter, fourth quarter, and full year 2022 Adjusted EBITDA outlook and our 2022 Net Debt outlook, as described above) to the most directly comparable GAAP measures, beginning on the following page.

Reynolds Consumer Products Inc.

Reconciliation of Net Income to Adjusted EBITDA

(amounts in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Net income – GAAP	$52	$80	$104	$154
Income tax expense	18	25	34	50
Interest expense, net	16	12	28	24
Depreciation and amortization	29	27	57	53
IPO and separation-related costs (1)	3	4	7	7
Adjusted EBITDA (Non-GAAP)	$118	$148	$230	$288

(1)

Reflects costs related to the IPO process, as well as costs related to our separation to operate as a stand-alone public company. These costs are included in Other expense, net in our consolidated statements of income.

Reynolds Consumer Products Inc.

Reconciliation of Net Income and EPS to Adjusted Net Income and Adjusted EPS

(amounts in millions, except per share data)

	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$52	210	$0.25	$80	210	$0.38
Adjustments:
IPO and separation-related costs (1)	2	210	0.01	3	210	0.01
Adjusted (Non-GAAP)	$54	210	$0.26	$83	210	$0.39

(1)	Amounts are after tax, calculated using a tax rate of 25.2% and 24.0% for the three months ended June 30, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	Net Income	Diluted Shares	Diluted EPS	Net Income	Diluted Shares	Diluted EPS
As Reported - GAAP	$104	210	$0.50	$154	210	$0.73
Adjustments:
IPO and separation-related costs (1)	5	210	0.02	5	210	0.02
Adjusted (Non-GAAP)	$109	210	$0.52	$159	210	$0.75

(1)	Amounts are after tax, calculated using a tax rate of 24.8% and 24.5% for the six months ended June 30, 2022 and 2021, respectively, which is our effective tax rate for the periods presented.

Reynolds Consumer Products Inc.

Reconciliation of Net Debt to Total Debt

(amounts in millions)

As of June 30, 2022

Current portion of Long-Term debt	$25
Long-Term debt	2,076
Total Debt	2,101
Cash and Cash Equivalents	(101)
Net Debt (Non-GAAP)	$2,000

Reynolds Consumer Products Inc.

Reconciliation of Q3 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Q3 2022 - Guidance	$43	$51	210	$0.20	$0.24
Adjustments:
IPO and separation-related costs (1)	2	2	210	0.01	0.01
Q3 2022 - Adjusted Guidance	$45	$53	210	$0.21	$0.25

Reynolds Consumer Products Inc.

Reconciliation of Q4 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Q4 2022 - Guidance	$122	$137	210	$0.58	$0.65
Adjustments:
IPO and separation-related costs (1)	2	2	210	0.01	0.01
Q4 2022 - Adjusted Guidance	$124	$139	210	$0.59	$0.66

Reynolds Consumer Products Inc.

Reconciliation of 2022 Net Income and EPS Guidance to Adjusted Net Income and Adjusted EPS Guidance

(amounts in millions, except per share data)

	Net Income		Diluted Shares	Diluted Earnings Per Share
	Low	High	Outstanding	Low	High
Fiscal Year 2022 - Guidance	$269	$292	210	$1.28	$1.39
Adjustments:
IPO and separation-related costs (1)	9	9	210	0.04	0.04
Fiscal Year 2022 - Adjusted Guidance	$278	$301	210	$1.32	$1.43

(1)	Amounts are after tax calculated using a tax rate of 25.0%, which is the Company’s expected tax rate for Q3, Q4, and FY 2022.